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                           OFFER TO PURCHASE FOR CASH
                        1,343,352 SHARES OF COMMON STOCK
                                       OF
                           ENEX RESOURCES CORPORATION
                                       AT
                              $15.00 NET PER SHARE
                                       BY
                          MIDDLE BAY OIL COMPANY, INC.



                 THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT
                     12:00 MIDNIGHT, HOUSTON, TEXAS TIME, ON
                         MONDAY, MARCH 16, 1998, UNLESS
                              THE OFFER IS EXTENDED
                                February 19, 1998


To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

         Middle Bay Oil Company, Inc., an Alabama corporation ("Purchaser"), is offering to purchase 1,343,352 shares of common stock, par value $.05 per share (the "Shares"), of Enex Resources Corporation, a Delaware corporation ("Enex"), at $15.00 per Share net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in the Offer to Purchase dated February 19, 1998 and in the related Letter of Transmittal (which, together, constitute the "Offer") enclosed herewith.

         Holders of Shares whose certificates for such Shares ("Certificates") are not immediately available or who cannot deliver their Certificates and all other required documents to the Depositary (as defined in the Letter of Transmittal) on or prior to the expiration of the Offer (the "Expiration Date"), or who cannot complete the procedures for book-entry transfer on a timely basis, must tender their Shares according to the guaranteed delivery procedures set forth in Section 2 of the Offer to Purchase.

         Please furnish copies of the enclosed materials to those of your clients for whose accounts you hold Shares registered in your name or in the name of your nominee.

         THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION DATE THAT NUMBER OF SHARES WHICH REPRESENTS A MAJORITY OF THE TOTAL NUMBER OF OUTSTANDING SHARES OF ENEX. CERTAIN OTHER CONDITIONS TO CONSUMMATION OF THE OFFER ARE DESCRIBED IN SECTION 14 OF THE OFFER. PURCHASER EXPRESSLY RESERVES THE RIGHT TO WAIVE ANY ONE OR MORE OF THE CONDITIONS OF THE OFFER.

         Enclosed herewith for your information and for forwarding to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee are copies of the following documents:

         1)       The Offer to Purchase dated February 19, 1998;

         2) The Letter of Transmittal for your use and for the information of your clients (facsimile copies of the Letter of Transmittal may be used to tender Shares);

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         3)       A Notice of Guaranteed Delivery to be used to accept the Offer if certificates for Shares are not immediately available or if such certificates and all other required documents cannot be delivered to the Depositary before the expiration of the Offer or if the procedures for book-entry transfer cannot be completed on a timely basis;

         4) A printed form of letter which may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Offer;

         5) Guidelines of the Internal Revenue Service for Certification of Taxpayer Identification Number on Substitute Form W-9; and

         6)       A return envelope addressed to the Depositary.

         In order to accept the Offer, (i) a duly executed and properly completed Letter of Transmittal with any required signature guarantees or any Agent's Message (as defined in the Offer), or other documentation should be sent to the Depositary, and (ii) either certificates representing the tendered Shares should be delivered to the Depositary or such Shares should be tendered by book-entry transfer into the Depositary's account maintained at the Book-Entry Transfer Facility (as defined in the Offer), all in accordance with the instructions set forth in the Letter of Transmittal and the Offer to Purchase.

         If holders of Shares wish to tender, but it is impractical for them to forward their certificates for such Shares or other required documentation on or prior to the Expiration Date or to comply with the book-entry transfer procedures on a timely basis, a tender may be effected by following the guaranteed delivery procedures specified in Section 2 of the accompanying Offer to Purchase.

         Purchaser will not pay any commissions or fees to any broker, dealer or other person for soliciting tenders of Shares pursuant to the Offer. Purchaser will, however, upon request, reimburse you for customary clerical and mailing expenses incurred by you in forwarding any of the enclosed materials to your clients. Purchaser will pay or cause to be paid any stock transfer taxes payable on the transfer of Shares, except as otherwise provided in Instruction 6 of the enclosed Letter of Transmittal.

         Any questions or requests for assistance may be directed to Purchaser at its address and telephone number set forth in both the Offer to Purchase and the Letter of Transmittal. Requests for additional copies of the Offer to Purchase, the Letter of Transmittal and other tender offer materials may be directed to Purchaser or to brokers, dealers, commercial banks or trust companies.

                                          Very truly yours,

                                          MIDDLE BAY OIL COMPANY, INC.




         NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON THE AGENT OF PURCHASER, THE DEPOSITARY OR ANY AFFILIATE OF ANY OF THEM, OR AUTHORIZE YOU OR ANY OTHER PERSON TO MAKE ANY STATEMENT OR USE ANY DOCUMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER, OTHER THAN THE ENCLOSED DOCUMENTS AND THE STATEMENTS CONTAINED THEREIN.